CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 25, 2011, accompanying the financial statements of New Jersey Insured Municipals Income Trust, Series 155, Ohio Insured Municipals Income Trust, Series 138 and Pennsylvania Insured Municipals Income Trust, Series 299 (included in Van Kampen Unit Trusts, Municipal Series
558) as of April 30, 2011, and for each of the three years in the period ended April 30, 2011 and the financial highlights for each of the five years in the period ended April 30, 2011, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-122797) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 25, 2011